EXHIBIT 17-1

GOLDEN PATRIOT CORP.

(the "Company")

Officer and Director Resignation

I hereby resign as Director and Officer of the Company, effective immediately.

Dated: April 30th, 2010

/s/: Bradley Rudman

____________
Bradley
Rudman